Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made as of the 16th day of May, 2017, by and between Flat Rock Capital Corp, a Maryland corporation (the “Company”), and Flat Rock Global, LLC, a Delaware limited liability company (the “Adviser” or “Flat Rock Global”).

WHEREAS, the Company is a newly organized, non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Flat Rock Global is a private investment management firm that has registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain Flat Rock Global to furnish investment advisory services to the Company and to provide for the administrative services necessary for the operation of the Company on the terms and conditions hereinafter set forth, and Flat Rock Global wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties, the parties hereby agree as follows:

1.              Duties of the Adviser.

(a)                                 Retention of Adviser. The Company hereby employs Flat Rock Global to act as the investment adviser to the Company, to manage the activities of the Company and to make investment decisions with respect to the Company’s portfolio, subject to the supervision of the board of directors of the Company (the “Board”), for the period and upon the terms set forth herein:

(i)                                     in accordance with the investment objectives, policies and restrictions that are set forth in the Company’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”) and the Company’s confidential offering memorandum used in connection with the offering of shares of common stock (the “Shares”) in the Company’s private offering (the “Offering”);

(ii)                                  during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and bylaws, in each case as amended from time to time; and

(iii)                               in accordance with the 1940 Act.

(b)                                 Responsibilities of Adviser. Without limiting the generality of the foregoing, Flat Rock Global shall,  during the term and subject to the provisions of this Agreement:

(i)                                     determine the composition and allocation of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)                                  identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)                               execute, monitor and service the Company’s investments;

(iv)                              determine the securities and other assets that the Company shall purchase, retain,

or sell;

(v)                                 perform due diligence on prospective portfolio companies; and

(vi)                              provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

(c)                                  Power and Authority. To facilitate Flat Rock Global’s performance of these responsibilities, but subject to the restrictions contained herein, the Company hereby delegates to Flat Rock Global, and Flat Rock Global hereby accepts, the power and authority on behalf of the Company to effectuate investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to obtain debt financing, Flat Rock Global shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board.

(d)                                 Acceptance of Engagement. Flat Rock Global hereby accepts such engagement and agrees during the term of this Agreement to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)                                  Sub-Advisers. Flat Rock Global is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which Flat Rock Global may obtain the services of the Sub-Adviser(s) to assist Flat Rock Global in fulfilling its responsibilities hereunder. Specifically, Flat Rock Global may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with Flat Rock Global, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of Flat Rock Global and the Company.

(i)                                     Flat Rock Global and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that Flat Rock Global shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to Flat Rock Global under this Agreement.

(ii)                                  Any sub-advisory agreement entered into by Flat Rock Global shall be in accordance with the requirements of the 1940 Act including, without limitation, the requirements relating to Board and Company stockholder approval thereunder, and other applicable federal and state law.

(iii)                               Any Sub-Adviser shall be subject to the same fiduciary duties imposed on Flat Rock Global pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law, taking into account any limitations of the scope of responsibilities of such Sub-Adviser.

(f)                                   Independent Contractor Status. Flat Rock Global shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act on behalf of or represent the Company in any way or otherwise be deemed an agent of the Company.

(g)                                  Record Retention. Subject to review by, and the overall control of, the Board, Flat Rock Global shall maintain and keep all books, accounts and other records of Flat Rock Global that relate to investment advisory activities performed by Flat Rock Global hereunder as required under the 1940 Act and the Advisers Act. Flat Rock Global shall at all reasonable times have access to the books and records of the Company. Flat Rock Global agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. Flat Rock Global further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. Flat Rock Global shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. Flat Rock Global shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to Flat Rock Global or the Company.

2.              Expenses.

(a)                                 Adviser Personnel. All investment personnel of Flat Rock Global, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by Flat Rock Global and not by the Company.

(b)                                 Costs. Subject to the limitation on reimbursement of Flat Rock Global as set forth in Section 2(c) below, the Company, either directly or through reimbursement to Flat Rock Global, shall bear all other costs and expenses of its operations and transactions, including (without limitation) fees and expenses relating to:

(i)                                     corporate and organizational expenses relating to offerings of the Shares;

(ii)                                  the cost of calculating the Company’s Shares net asset value, including the cost of any third-party valuation services;

(iii)                               the cost of effecting sales and repurchases of the Shares and other securities;

(iv)                              management and incentive fees payable to Flat Rock Global pursuant to this Agreement;

(v)                                 transfer agent and custodial fees;

(vi)                              fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events);

(vii)                           federal and state registration fees;

(viii)                        federal, state and local taxes;

(ix)                              interest payable on debt, if any, incurred to finance the Company’s investments;

(x)                                 the fees and expenses of any member of the Board who is not an interested person (as defined in the 1940 Act) of the Adviser or a Sub-Adviser;

(xi)                              brokerage commissions for the Company’s investments;

(xii)                           costs of proxy statements; stockholders’ reports and notices;

(xiii)                        costs associated with the Company’s reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws;

(xiv)                       fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums;

(xv)                          direct costs such as printing, mailing, long distance telephone and staff costs; and

(xvi)                       fees and expenses associated with independent accountants, independent and internal audit, and outside legal costs; and

(xvii)                    all other offering expenses incurred by Flat Rock Global in performing its obligations.

(c)           Flat Rock Global will be responsible for payment of any and all offering expenses incurred on behalf of the Company in connection with the Company’s private offering of shares, pursuant to a confidential offering memorandum dated       , 2017 (the “Private Offering”). Specifically, Flat Rock Global will not seek or be entitled to reimbursement from the Company for any of the following offering expenses:

(i)            transfer agent fees;

(ii)           fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events);

(iii)          federal and state registration fees; and

(iv)          all other offering expenses incurred by Flat Rock Global in performing its obligations.

For avoidance of doubt, the foregoing obligation under this Section 2(c) is limited to the Private Offering.

3.              Compensation of the Adviser. The Company agrees to pay, and Flat Rock Global agrees to accept, as compensation for the services provided by Flat Rock Global hereunder, a management fee (“Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. Any of the fees payable to Flat Rock Global under this Section 3 for any partial month or calendar quarter shall be appropriately prorated. The fees payable to Flat Rock Global as set forth in this Agreement shall be calculated using a detailed calculation policy and procedures approved by Flat Rock Global and the Board, including a majority of the Independent Directors (as defined below), and shall be consistent with the calculation of such fees as set forth in this Section. Flat Rock Global may agree to temporarily or permanently waive, in whole or in part, the Management Fee and/or the Incentive Fee. Prior to the payment of any fee to Flat Rock Global, the Company shall obtain written instructions from Flat Rock Global with respect to any deferral or waiver of any portion of such fees. Any portion of a deferred fee payable to Flat Rock Global and not paid over to Flat Rock Global with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of the termination of this Agreement or a liquidity event, as Flat Rock Global may determine upon written notice to the Company.

(a)                                 Management Fee. The management fee is calculated at an annual rate of 1.375% of our average gross assets. The management fee is payable quarterly in arrears, and is calculated based on the average value of our gross assets at the end of the two most recently completed calendar quarters.

(b)                                 Incentive Fee. The Incentive Fee shall consist of two parts, as follows:

(i)                                     The first part, which the Company refers to as the “subordinated incentive fee on income,” is calculated and payable quarterly in arrears based on 15% of our “pre-incentive fee net investment income” (as defined below) for the immediately preceding quarter. The payment of the subordinated incentive fee on income is subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on “adjusted capital” (as defined below) at the beginning of the most recently completed calendar quarter, of 1.5% (6.0% annualized) (“Preferred Return”) , subject to a “catch up” feature. The calculation of the subordinated incentive fee on income for each quarter is as follows:

(A)                               No incentive fee is payable to Flat Rock Global in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the Preferred Return;

(B)                               100% of the Company’s pre-incentive fee net investment income, if any, that exceeds the Preferred Return but is less than or equal to 1.764% in any calendar quarter (7.056% annualized) is payable to Flat Rock Global. This portion of the subordinated incentive fee on income is referred to as the “catch up” and is intended to provide Flat Rock Global with an incentive fee of 15.0% on all of the Company’s pre-incentive fee net investment income when the Company’s pre-incentive fee net investment income reaches 1.764% (7.056% annualized) in any calendar quarter; and

(C)                               15.0% of the amount of the Company’s pre-incentive fee net investment income, if any, that exceeds 1.764% in any calendar quarter (7.056% annualized) is payable to Flat Rock Global.

The foregoing part of the incentive fee is subject to a total return requirement, which provides that no incentive fee in respect of the Company’s pre-incentive fee net investment income is payable except to the extent that 15.0% of the cumulative net increase in net assets resulting from operations for the prior twelve quarters exceeds the cumulative incentive fees accrued and/or paid for the prior twelve quarters. In other words, any subordinated incentive fee on income that is payable in a calendar quarter is limited to the lesser of (i) 15.0% of the amount by which the Company’s pre-incentive fee net investment income for such calendar quarter that exceeds the 1.5% hurdle, subject to the “catch-up” provision and (ii) (x) 15.0% of the cumulative net increase in net assets resulting from operations for the prior twelve quarters minus (y) the cumulative incentive fees accrued and/or paid for the prior twelve quarters.

(ii)                                  The second part of the incentive fee, referred to as the “incentive fee on capital gains,” shall be an incentive fee on capital gains earned on liquidated investments from the portfolio during operations prior to the liquidation of the Company and shall be determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement). This fee shall equal 15.0% of the Company’s incentive fee capital gains, which shall equal the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

(iii)                               For purposes of this Section 3(b):

(A)                               “pre-incentive fee net investment income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses for the quarter (including the base management fee, expenses reimbursed to Flat Rock Global under this Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(B)                               “adjusted capital” shall mean (i) cumulative gross proceeds generated from sales of the Company’s Shares, less (ii) distributions from non-liquidating dispositions of the Company’s investments paid to stockholders.

(C)                               “cumulative net increase in net assets resulting from operations” is the sum of the Company’s pre-incentive fee net investment income, realized gains and losses and unrealized gains and losses since inception.

4.              Covenants of the Adviser.

(a)                                 Registration of Adviser. Flat Rock Global covenants that it is duly registered as an investment adviser under the Advisers Act and will maintain such registration until the expiration or termination of this Agreement. Flat Rock Global agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.              Payment of and Limitations on Brokerage Commissions.

(b)                                 Brokerage Commissions. Flat Rock Global is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if Flat Rock

Global determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.              Other Activities of the Adviser. The services of Flat Rock Global to the Company are not exclusive, and Flat Rock Global may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of Flat Rock Global to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). Flat Rock Global assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in Flat Rock Global and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that Flat Rock Global and directors, officers, employees, partners, stockholders, members and managers of Flat Rock Global and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.              Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, member, officer or employee of Flat Rock Global is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of Flat Rock Global shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of Flat Rock Global or under the control or direction of Flat Rock Global, even if paid by Flat Rock Global.

8.              Indemnification.

(a)                                 Indemnification. Flat Rock Global (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with Flat Rock Global) shall not be liable to the Company for any action taken or omitted to be taken by Flat Rock Global in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment advisor of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect Flat Rock Global (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with Flat Rock Global, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnitees”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnitee in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of Flat Rock Global’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the charter of the Company or the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as it may be amended from time to time.

9.              Effectiveness, Duration and Termination of Agreement.

(a)                                 Term and Effectiveness. This Agreement shall become effective as of the date hereof and shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act (“Independent Directors”).

(b)                                 Termination. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Company upon 60 days’ written notice to Flat Rock Global, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Company’s Independent Directors, or (b) by Flat Rock Global upon 120 days’ written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and Flat Rock Global shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)                                  Payments to and Duties of the Adviser Upon Termination.

(i)                                     After the termination of this Agreement, Flat Rock Global shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to Flat Rock Global prior to termination of this Agreement. If the Company and Flat Rock Global cannot agree on the amount of such reimbursements and fees, the parties will submit to binding arbitration.

(ii)                                  Flat Rock Global shall promptly upon termination:

(A)       Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)       Deliver to the Board all assets and documents of the Company then in custody of Flat Rock Global; and

(C)       Cooperate with the Company to provide an orderly management transition.

10.       Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

To the Board or the Company	Flat Rock Capital Corp.
1350 Avenue of the Americas
18th Floor
New York, NY 10019
Attention:
To Flat Rock Global:	Flat Rock Global, LLC
1350 Avenue of the Americas
18th Floor
New York, NY 10019
Attention:

11.       Amendments. This Agreement may be amended only by written mutual consent of Flat Rock Global and the Company, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act..

12.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart. To facilitate execution of this Agreement, the parties may execute and exchange the signature page by facsimile or PDF counterparts.  Further, the parties agree that electronic signatures, such as DocuSign or similar electronic signing software, will be deemed to be originals.

13.       Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.

14.       Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

15.       The Flat Rock Name. Flat Rock Global has a proprietary interest in the name “Flat Rock.” Flat Rock Global hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “Flat Rock” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain Flat Rock Global to perform advisory services for the Company, the Company will, promptly after receipt of written request from Flat Rock Global, cease to conduct business under or use the name “Flat Rock” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Flat Rock” or any other word or words that might, in the reasonable discretion of Flat Rock Global, be susceptible of indication of some form of relationship between the Company and Flat Rock Global. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “Flat Rock.” Consistent with the foregoing, it is specifically recognized that Flat Rock Global has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles and financial and service organizations having “Flat Rock” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Flat Rock Global shall govern the Company’s use of the name “Flat Rock” and the Company’s use of the “Flat Rock” name will be in strict accordance with any quality standards and specifications that may be established by Flat Rock Global and communicated to the Company from time to time.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be duly executed on the date above written.

FLAT ROCK CAPITAL CORP.
a Maryland Corporation

By:	/s/ Robert K. Grunewald
Name:	Robert K. Grunewald
Title:	Chief Executive Officer

FLAT ROCK GLOBAL, LLC,
a Delaware limited liability company

By:	/s/ Richard A. Petrocelli
Name:	Richard A. Petrocelli
Title:	Chief Financial Officer

[Signature Page to Investment Advisory Agreement]